Exhibit 99.1

Tesla Q1 2017 Vehicle Production and Deliveries

Tesla delivered just over 25,000 vehicles in Q1, of which approx 13,450 were Model S and approx 11,550 were Model X. This was a new quarterly record for us and represents a 69% increase over Q1 2016. Our delivery count should be viewed as slightly conservative, as we only count a car as delivered if it is transferred to the customer and all paperwork is correct. Final numbers could vary by up to 0.5%.

In addition to Q1 deliveries, about 4,650 vehicles were in transit to customers at the end of the quarter. These will be counted as deliveries in Q2 2017.

Q1 production totaled 25,418 vehicles. This was also a new quarterly record for us.

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Tesla vehicle deliveries represent only one measure of the company’s financial performance and should not be relied on as an indicator of quarterly financial results, which depend on a variety of factors, including the cost of sales, foreign exchange movements and mix of directly leased vehicles.